Registration No. 333-[_____]

As filed with the Securities and Exchange Commission on May 20, 2002

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

__________________________
COMPUTER ASSOCIATES INTERNATIONAL, INC.
(Exact name of issuer as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	13-2857434 (I.R.S. Employer Identification No.)
One Computer Associates Plaza Islandia, New York 11749-7000 (Address of principal executive offices)

2001 STOCK OPTION PLAN
1998 INCENTIVE AWARD PLAN
 (Full title of Plans)

IRA ZAR
Executive Vice President - Chief Financial Officer
COMPUTER ASSOCIATES INTERNATIONAL, INC.
One Computer Associates Plaza
Islandia, New York 11749-7000
(631) 342-5224
(Name, address and telephone number of agent for service)
_______________________________________

Copies to:
Pillsbury Winthrop LLP
One Battery Park Plaza
New York, New York 10004
(212) 858-1000
Attention: Susan P. Serota, Esq.
__________________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $.10 par value per share, together with associated right to purchase shares of Series One Junior Participating Preferred Stock, Class A, without par value.	11,500,000 shares	$17.40	$200,100,000.00	$18,409.20

1. Rights are attached to and trade with the Registrant's Common Stock and are issued for no additional consideration. The value attributable to Rights, if any, is reflected in the market price of the Common Stock. No additional registration fee is required.

2. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover additional shares of Common Stock which may become issuable by reason of any stock split, stock dividend, recapitalization or other similar transactions effected without consideration which results in an increase in the number of the Registrant's shares of outstanding Common Stock.

3. Estimated solely for purposes of computing the amount of the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, the proposed maximum offering price per share is based on the reported average of the high and low prices for the Registrant's Common Stock on the NYSE on May 16, 2002.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

          Computer Associates International, Inc. (the "Registrant") hereby incorporates herein by reference the following documents filed with the Securities and Exchange Commission (the "Commission"):

(a) The Registrant's annual report on Form 10-K for its fiscal year ended March 31, 2002;

(b) All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since March 31, 2002;

(c) The description of the Registrant's common stock, par value $0.10 per share, outlined in the Registrant's Registration Statement on Form 8-A filed under the Exchange Act, which in turn incorporates by reference the description in the Registrant's Registration Statement on Form S-1 (Registration No. 2-74618) filed under the Securities Act of 1933, as amended (the "Securities Act").

          All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"); provided, however, that the documents enumerated above or subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act in each year during which the offering made by this registration statement is in effect prior to the filing with the Commission of the Registrant's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this registration statement or be a part hereof from and after the filing of such Annual Report on Form 10-K.

          Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

          Not applicable.

Item 5. Interests of Named Experts and Counsel.

          Steven M. Woghin, who rendered the opinion as to the legality of the Registrant's common stock to be issued pursuant to this registration statement, is employed by the Registrant as Senior Vice President and General Counsel. Mr. Woghin is the beneficial owner of 12,680.99 shares (including 5332.80 shares credited to his account in the Registrant's tax-qualified profit sharing plan), and of options to purchase 327,874 shares of the Registrant's common stock.

Item 6. Indemnification of Directors and Officers.

          As permitted by Section 145 of the Delaware General Corporation Law, Article EIGHTH of the Registrant's Restated Certificate of Incorporation, as amended, provides:

"The Corporation shall to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as the same may be amended and supplemented, indemnify any and all persons who it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by such section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person."

          The Registrant's Restated Certificate of Incorporation, as amended, also limits the personal liability of directors for monetary damages in certain instances and eliminates director liability for monetary damages arising from any breach of a director's duty of care.

          The Registrant maintains insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability under the provisions of the Registrant's Restated Certificate of Incorporation, as amended.

Item 7. Exemption from Registration Claimed.

          Not applicable.

Item 8. Exhibits.

          See the Index to Exhibits attached hereto.

Item 9. Undertakings.

A.      The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Islip, County of Suffolk and the State of New York, on the 14th day of May, 2002.

                                                                                                      COMPUTER ASSOCIATES INTERNATIONAL, INC.

                                                                                                      By:    /s/ Ira Zar
                                                                                                               Ira Zar
                                                                                                               Executive Vice President-Finance
                                                                                                               Chief Financial Officer

POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS that the individuals whose signatures appear below constitute and appoint Sanjay Kumar and Ira Zar, and each of them, his true and lawful attorney-in-fact and agents with full and several power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 14th day of May, 2002:

Signature	Title

/s/ Charles B. Wang	Chairman and Director
Charles B. Wang

/s/ Sanjay Kumar	President, Chief Executive Officer and
Sanjay Kumar	Director (Principal Executive Officer)

/s/ Ira Zar	Executive Vice President-Finance and
Ira Zar	Chief Financial Officer (Principal
Financial and Accounting Officer)

/s/ Russell M. Artzt	Director
Russell M. Artzt

/s/ Alfonse M. D'Amato	Director
Alfonse M. D'Amato

/s/ Willem F.P. de Vogel	Director
Willem F.P. de Vogel

/s/ Richard A. Grasso	Director
Richard A. Grasso

/s/ Shirley Strum Kenny	Director
Shirley Strum Kenny

/s/ Jay W. Lorsch	Director
Jay W. Lorsch

/s/ Roel Pieper	Director
Roel Pieper

/s/ Lewis S. Ranieri	Director
Lewis S. Ranieri

/s/ Walter P. Schuetze	Director
Walter P. Schuetze

INDEX TO EXHIBITS

Exhibit
Number	Description

4.1

Provisions of the Company's Restated Certificate of Incorporation, dated February 3, 1999, that define the rights of security holders of the Company (incorporated by reference to Exhibit 3(I) to Company's Form 10-Q for the fiscal quarter ended December 31, 1998).*

4.2

Provisions of the Company's By-laws, as amended effective January 19, 1999, that define the rights of security holders of the Company (incorporated by reference to Exhibit 3(II) to Company's Form 10-Q for the fiscal quarter ended December 31, 1998). *

4.3

Rights Agreement ("Rights Agreement") dated as of June 18, 1991 between the Company and Manufacturers Hanover Trust Company (incorporated by reference to Exhibit 4 to the Company's Current Report on Form 8-K dated June 18, 1991).*

4.4	Amendment No. 1 dated May 17, 1995 to Rights Agreement (incorporated by reference to Exhibit C to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1995).*

4.5	Amendment No. 2 dated May 23, 2002 to Rights Agreement (incorporated by reference to Exhibit 4.6 to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2001).*

4.6	2001 Stock Option Plan (incorporated by reference to Exhibit B to the Company's preliminary Proxy Statement filed with the Commission on July 13, 2001).*

4.7	1998 Incentive Award Plan (incorporated by reference to Exhibit B to the Company's definitive Proxy Statement dated on July 6, 1998 and filed with the Commission on July 2, 1998).*

5	Opinion of Steven M. Woghin, Esq. as to the legality of securities being offered hereunder.

23.1	Consent of KPMG LLP.

23.2	Consent of Steven M. Woghin, Esq. (contained in his Opinion in Exhibit 5 hereto).

24	Power of Attorney (set forth on the signature page).

________________________________

* Incorporated by reference.

EXHIBIT 5

[COMPUTER ASSOCIATES LETTERHEAD]

                                                                                                                               May 17, 2002

Computer Associates International, Inc.
One Computer Associates Plaza
Islandia, New York 11749-7000

Ladies and Gentlemen:

       I have acted as your counsel in connection with the preparation of a Registration Statement of Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended, in connection with the issuance of 11,500,000 shares of your Common Stock, together with associated rights, issuable pursuant to the 2001 Stock Option Plan and the 1998 Incentive Award Plan (the "Plans"). As such counsel, I have examined your Restated Certificate of Incorporation, your By-laws as amended to date, the Registration Statement, the Plans and such other corporate documents, minutes and records as I have deemed appropriate.

       Based upon the foregoing, it is my opinion that the 11,500,000 shares reserved for issuance in the aggregate pursuant to the Plans are duly authorized, and when issued against payment of the purchase price therefor in accordance with the Plans, will be validly issued, fully paid and nonassessable.

       I hereby consent to the reference to me in the Registration Statement where it appears and to the filing of this opinion as an Exhibit to the Registration Statement.

                                                                                                                               Very truly yours,

                                                                                                                               /s/ Steven M. Woghin
                                                                                                                               Steven M. Woghin
                                                                                                                               Senior Vice President and
                                                                                                                               General Counsel

EXHIBIT 23.1

[KPMG Letterhead]

Consent of Independent Auditors

The Board of Directors
Computer Associates International, Inc.

We consent to the use of our report dated May 10, 2002, with respect to the consolidated balance sheets of Computer Associates International, Inc. and subsidiaries as of March 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows, for each of the years in the three-year period ended March 31, 2002, and the related financial statement schedule, incorporated herein by reference.

                                                                                                                               /s/ KPMG LLP
                                                                                                                               KPMG LLP

New York, New York
May 20, 2002